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                                                                    EXHIBIT 11.1


             STATEMENT REGARDING COMPUTATION OF NET LOSS PER SHARE


SIX MONTHS ENDED JUNE 30, 1997
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  Net Loss    Weighted Average Shares Outstanding    Loss per Share
  --------    -----------------------------------    --------------

  $9,197,635   divided by     7,235,345            =       $1.27